EXHIBIT 10.44

SEARS HOLDINGS CORPORATION

FORM OF RESTRICTED STOCK AWARD AGREEMENT

Date:

Pursuant to action taken by Sears Holdings Corporation (the “Company”) under the Sears Holdings Corporation 2006 Stock Plan (the “Plan”), you have been awarded restricted shares of Sears Holdings Corporation stock, as detailed below. These shares have restrictions attached to them. You are restricted from selling these shares until the vesting date has occurred. Your shares will be forfeited if you leave the company before the vesting date. As a holder of restricted shares, you are entitled to voting rights on the shares, subject to the limits described below. Additionally, in the event that the Company were to declare a dividend, you would also be entitled to dividend rights on the shares, subject to the limits described below.

Date of Grant	Grant Value	Grant Price	Restricted Shares Granted (1)	Vesting Date

(1)	Rounded down to nearest whole share

At the time your restricted shares vest, the value of the vested shares is taxable as wages. The Company will require you to pay withholding taxes due at the time the shares vest in cash or may, at its option, withhold shares whose value equals the taxes due at the time the shares vest. The attached prospectus provides more tax information, as well as an overview of your restricted grant.

Restricted shares may not be sold, transferred, pledged or otherwise assigned and shall, except to the extent exchangeable for unrestricted common shares of the Company as hereinafter provided, be automatically canceled upon termination of your employment with the Company and its wholly-owned subsidiaries.

Your restricted shares shall be exchangeable for unrestricted common shares of the Company on the vesting date.

No physical certificates for your restricted shares will be issued to you. Instead, your restricted shares will be evidenced by certificates held by or on behalf of the Company, in book-entry form, or otherwise, as determined by the Company. As a holder of restricted shares, you are otherwise entitled to all the rights (including voting and dividend rights) of a holder of an equivalent number of unrestricted common shares of the Company, subject to the terms of the Plan and this Agreement. Specifically, you are entitled to voting rights on the restricted shares and, in the event that the Company were to declare a dividend, you are entitled to receive dividends paid with respect to the restricted shares. You will not be entitled to voting or dividend rights with respect to record dates occurring before the date the restricted shares were granted to you nor with respect to record dates occurring on or after the date, if any, on which you forfeit the restricted shares.

Under existing laws and regulations, in general, the fair market value of the shares granted hereunder on the date such shares become exchangeable for unrestricted common shares of the Company will be subject to federal income tax at ordinary rates and to social security tax and their respective withholding requirements, and may be subject to state and local taxes and withholding requirements. If the Company withholds shares equal to any required withholding from the shares that will become exchangeable for unrestricted common shares of the Company, such shares shall be valued at their fair market value on the date such shares become exchangeable for unrestricted common shares of the Company. The fair market value of common shares of the Company on any date shall be the reported closing price on that date for such shares on the principal securities exchange or market on which the shares are then listed or admitted to trading or, if the Company’s common shares are not traded on that date, on the next preceding date on which Stock was traded.

If you are an officer of the Company who is subject to Section 16(b) of the Securities Exchange Act of 1934, any shares withheld to satisfy such tax withholding requirements may be subject to certain restrictions and reporting requirements.

This award is subject to all of the terms and conditions of the Plan, and it is subject to adjustment as provided in the Plan.

Sears Holdings Corporation